EXHIBIT 1

TPG-AXON REMINDS SANDRIDGE ENERGY STOCKHOLDERS TO SUBMIT GREEN CONSENT CARDS BEFORE MARCH 15TH DEADLINE

- Urges Stockholders to Vote in Favor of Proposals to End Value Destruction -

- Encourages Stockholders to Join Spectrum of Large and Small Investors in Movement for Change -

- Separately Submits Proposals for Stockholder Vote at SandRidge’s Upcoming Annual Meeting -

NEW YORK, NY (March 1, 2013) – TPG-Axon, beneficial owner of seven percent of the outstanding shares of SandRidge Energy, Inc. (NYSE: SD) (“SandRidge” or the “Company”), today reminded all SandRidge stockholders to be heard and submit their signed and dated GREEN consent cards before the March 15, 2013 deadline for submitting consents, to help bring about the changes needed to put an end to an era of value destruction at the Company.

TPG-Axon encourages stockholders to vote their consent card immediately in support of its proposals to amend SandRidge’s bylaws and replace the Company’s entire Board of Directors with its slate of highly qualified director nominees who have a comprehensive plan in place to restore and build value at the Company.

“Mr. Ward and the current Board have failed to address the ongoing strategic and operational deficiencies at the Company or the serious governance and related party transaction issues we have raised. We believe stockholders share our frustration and outrage with this behavior and encourage them to heed the advice of the two leading independent proxy advisor firms and support our proposals to replace the current Directors with our highly qualified nominees,” said TPG-Axon.

TPG-Axon continued: “Stockholders of record join the movement of fellow large and small stockholders alike and act now to replace the entire Board of Directors by voting the GREEN consent card.”

Separately, TPG-Axon submitted proposals for stockholder approval at the Company’s upcoming Annual Meeting, including nominating three Board candidates to replace the incumbents up for reelection, eliminating the classified Board structure, and removing all incumbent directors.

The notification, which is unrelated to the ongoing consent solicitation, was made in order to meet the Company’s proposal submission deadline under its existing corporate bylaws. Under the current consent solicitation, consents are due by March 15, 2013. Under the rules of SandRidge’s regular proxy process, Director Nominee submissions are due by March 1, 2013, before the outcome of the March 15th vote is known.

“As matter of prudence and procedure to preserve all of our options, we felt it important to submit proposals for the stockholder Annual Meeting as required under the Company’s by-laws. Let our notification today be a clear message to the Board and our fellow shareholders that we remain vigilant in our efforts to right this ship and we will pursue every avenue available to effect the necessary changes needed at SandRidge. The time has come for an independent Board that is focused on delivering value to all stockholders,” concluded TPG-Axon.

For information on TPG-Axon’s proposals and on the process for voting shares in favor of those proposals, go to www.shareholdersforsandridge.com or contact MacKenzie Partners, Inc. at (212) 929-5500.

About TPG-Axon Capital

TPG-Axon Capital is a leading global investment firm. Through offices in New York, London, Hong Kong and Tokyo, TPG-Axon invests across global markets and asset classes.

Contacts:

Stockholder inquiries

MacKenzie Partners, Inc.

Dan Burch or Larry Dennedy

(212) 929-5500

Media Inquiries

ICR

Anton Nicholas, Phil Denning, Jason Chudoba

203-682-8200

Anton.Nicholas@icrinc.com

Phil.Denning@icrinc.com

Jason.Chudoba@icrinc.com

TPG-AXON MANAGEMENT LP, TPG-AXON PARTNERS GP, L.P., TPG-AXON GP, LLC, TPG-AXON PARTNERS, LP, TPG-AXON INTERNATIONAL, L.P., TPG-AXON INTERNATIONAL GP, LLC, DINAKAR SINGH LLC AND DINAKAR SINGH (COLLECTIVELY, “TPG-AXON”) HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD TO BE USED TO SOLICIT WRITTEN CONSENTS FROM THE STOCKHOLDERS OF SANDRIDGE ENERGY, INC. IN CONNECTION WITH TPG-AXON'S INTENT TO TAKE CORPORATE ACTION BY WRITTEN CONSENT. ALL STOCKHOLDERS OF SANDRIDGE ENERGY, INC. ARE ADVISED TO READ THE DEFINITIVE CONSENT STATEMENT AND OTHER DOCUMENTS RELATED TO THE

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SOLICITATION OF WRITTEN CONSENTS BY TPG-AXON, STEPHEN C. BEASLEY, EDWARD W. MONEYPENNY, FREDRIC G. REYNOLDS, PETER H. ROTHSCHILD, ALAN J. WEBER AND DAN A. WESTBROOK (COLLECTIVELY, THE "PARTICIPANTS") FROM THE STOCKHOLDERS OF SANDRIDGE ENERGY, INC. BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE CONSENT STATEMENT AND FORM OF WRITTEN CONSENT HAVE BEEN FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF SANDRIDGE ENERGY, INC. AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, TPG-AXON WILL PROVIDE COPIES OF THE DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD WITHOUT CHARGE UPON REQUEST.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE DEFINITIVE CONSENT STATEMENT ON SCHEDULE 14A FILED BY TPG-AXON WITH THE SEC ON JANUARY 18, 2013. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

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